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                                                                 Exhibit 99.7

KeraVision Appoints Faculty
to New Medical Education Council,

Will Train U.S. Surgeons In Use of Pioneering Myopia Product

Fremont, CA (November 3, 1998) -- KeraVision, Inc. (Nasdaq: KERA), a vision correction company, today announced the formation of the KeraVision Council on Medical Education and Standards made up of some of the world's leading authorities on vision correction surgery.

The council will help develop and oversee surgeon training programs for the KeraVision (Registered Trademark) Ring, which is in final review by the U.S. Food and Drug Administration as the first non-laser approach for surgically treating low to moderate myopia.

The council faculty includes George O. Waring III, MD, FACS, FRC Ophth of Atlanta, who directed the National Eye Institute's 15 year PERK study of radial keratotomy and is credited with introducing the systematic study of LASIK vision correction technology in the U.S.; Richard L. Lindstrom, MD, of Minneapolis, a prominent clinical investigator and holder of 25 patents in ophthalmology; Daniel S. Durrie, MD, of Kansas City, who has performed or assisted in over 25,000 excimer laser procedures and was one of the first U.S. surgeons to correct nearsightedness with that technology; and David S. Schanzlin, MD, of San Diego, a well-known educator and author who has served as chief clinical investigator for the KeraVision Ring since 1993.

In addition, J. Randy Alexander, former president of U.S. operations for Chiron Vision, was appointed council and faculty director.

KeraVision Chairman and Chief Executive Officer Thomas M. Loarie said, "As we prepare for possible commercialization in the U.S., KeraVision's total focus is on patient satisfaction. Surgeon training is a large part of our commitment to making the KeraVision Ring synonymous in consumers' minds with quality vision.

"We have assembled a medical faculty that we believe puts KeraVision at the forefront of surgeon training in the ophthalmic field," Loarie added.

Faculty for the KeraVision Council on Medical Education and Standards includes:

        David S. Schanzlin, MD, is a professor of ophthalmology at the University of California at San Diego and director of keratorefractive surgery at the UC Shiley Eye Center. In addition to serving as chief clinical investigator for the KeraVision Ring, Dr. Schanzlin was involved in the development of several other technologies and ophthalmic techniques. He is the president of the International Society of Refractive Surgery and has authored more than 100 publications, abstracts and book chapters on the cornea and vision correction.

        Daniel S. Durrie, MD, is director of refractive services at Hunkeler Eye Centers in Kansas City, a clinical associate professor of ophthalmology at Kansas University Medical Center and a clinical assistant professor of ophthalmology at the University of Missouri at Kansas City. He has been the principal clinical investigator and medical monitor for numerous new technologies and was among the first surgeons in the U.S. to correct nearsightedness with the excimer laser. He is a frequent lecturer at international medical meetings and serves on the editorial boards of the Journal of Corneal and Refractive Surgery and several other publications.

        Richard L. Lindstrom, MD, is a professor of ophthalmology at the University of Minnesota and a corneal and refractive surgeon at the Phillips Eye Institute in Minneapolis. The author of over 300 journal articles and numerous books and book chapters, he also serves on the editorial boards of five of the leading ophthalmic journals and publications. He is the first person to receive the Lifetime Achievement in Refractive Surgery Award from the International Society of Refractive Surgery.

        George O. Waring III, MD, FACS, FRC Ophth, is a professor of ophthalmology at Emory University and co-founder and director of refractive surgery at the Emory Vision Correction Center in Atlanta.
He also is co-developer of the Emory LASIK System which is the first LASIK technology to receive a positive recommendation for approval from the FDA Ophthalmic Devices Advisory Panel. Dr. Waring is the author of three corneal text books, more than 60 book chapters, some 230 peer-reviewed journal articles and over 250 other publications. He serves on the editorial board of 15 journals and is the editor-in-chief of The Journal of Refractive Surgery.

        J. Randy Alexander, director of the KeraVision Council on Medical Education and Standards, was responsible for helping direct the launch of Chiron's excimer laser and for developing the LASIK technology into the fastest growing area of vision correction surgery. During his 10 years at Chiron he served as vice president of sales and marketing and senior vice president of business and technology development in addition to serving as president of US operations.

KeraVision, founded in 1986, is creating a new category of vision correction with its KeraVision Ring, a non-laser treatment that is designed to correct vision especially for people with low to moderate myopia (nearsightedness). Presently under FDA review, this approach is a potential alternative to eyeglasses, contact lenses and vision correction surgeries that permanently alter the eye's central optical zone. In addition to treating myopia, KeraVision's patented core technology is being developed to possibly treat hyperopia (farsightedness) and astigmatism.

Except for the historical information, the matters discussed in this news release are forward-looking statements. Actual results may differ materially due to a variety of factors, including significant unforeseen delays in the regulatory approval process, changes in regulatory review guidelines, procedures, regulations or administrative interpretations, complications relating to the KeraVision Ring or the surgical procedure, competitive products and technology, market acceptance of the KeraVision Ring, and other risk factors described under the heading "Factors Affecting the Company, Its Business and Its Stock Price" set forth in the company's Annual Report on Form 10-K for the year ended December 31, 1997 and on Form 10-Q for the quarter ended June 30, 1998.

For further information:
Investors:  Mark Fischer-Colbrie (510) 353-3000
Media:  Mick Taylor (510) 353-3075

KeraVision, Inc.
48630 Milmont Drive
Fremont, CA  94538-7353
Fax: (510) 353-3030

www.keravision.com
"Fax on Demand"
(800) 448-8559
KeraVision Ring and
ICR are registered
trademarks or trademarks
of KeraVision, Inc. in
the U.S. and foreign
countries